                                                                   EXHIBIT 13.1










                          MERCHANTS CAPITAL CORPORATION

                       1997 ANNUAL REPORT TO SHAREHOLDERS

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                      WITH

                          INDEPENDENT AUDITOR'S REPORTS

                              Fellow Shareholders:


         We are pleased to once again report a very successful year for your Company. Earnings of $3,002,595 highlighted 1997's results, exceeding $3,000,000 for the first time. These results bettered 1996's earnings by 14% and are more than double 1994's figures. Other noteworthy statistics for the year include:

            - Deposits grew during 1997 by 8% to over $193,000,000.

            - Loans grew to $136,000,000, up 4% over 1996 levels.

            - Total assets grew 8% to a year-end total of over $224,000,000.

         While still healthy, our local economy experienced only marginal growth in 1997, as we expected it might. This slowing in activity impacted the growth we were able to achieve in our business. While the extent of our deposit growth was gratifying, loan growth was more limited and the competition for available loans was intense. As a consequence, growth in net interest income was a respectable, but modest, 5%. Fee-based revenues likewise grew at about 5% for the year. We anticipated the more modest pace of growth in 1997 and spent a great deal of time honing the efficiency of our operations. As a result, we held our non-interest expenses essentially flat in 1997. This expense control allowed us to convert revenue growth of 5% into very satisfactory earnings growth of 14%.

        The $3,002,595 earnings of 1997 translate to a return on shareholder equity of about 17%. In an effort to continue passing our strong earnings along to shareholders and to avoid accumulating excess capital in the Company, our Board of Directors took the following actions:

            - Increased our regular quarterly dividend to 30(cent) per share, effective last April 1st.

            -  Paid a 5% stock dividend this past May 1st.

            - Paid a special year-end dividend of 75(cent) per share this past January 2nd.


         We are proud that our Company can continue to succeed in the face of competition from much larger rivals. We believe this success comes as a result of dedicated employees providing loyal customers with the very best personal service. We hope to use that formula successfully again in 1998. As always, we would be most pleased to serve your banking needs and to hear from you about any matter. Please call on us.

Yours sincerely,



             [photo]                                          [photo]








            Howell N. Gage                                 Joel H. Horton
              Chairman                                       President

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

    Consolidated Financial Statement - Years Ended December 31, 1997 and 1996
                          Independent Auditor's Report

To the Board of Directors and Stockholders
Merchants Capital Corporation

         We have audited the accompanying consolidated statements of financial condition of Merchants Capital Corporation and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Merchants Capital Corporation and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ May & Company

Vicksburg, Mississippi
January 20, 1998

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                           December 31, 1997 and 1996

                                     ASSETS


                                                               1997            1996
                                                               ----            ----

ASSETS

  Cash and due from banks ............................   $   9,988,522    $  10,218,925
  Interest bearing deposits with banks ...............          96,209           86,731
  Federal funds sold .................................       3,473,703       16,080,078
  Investment securities:
  Available-for-sale (amortized cost of 68,008,306 and
    $42,836,946, respectively) .......................      68,151,857       42,913,870

Loans ................................................     139,426,173      134,098,875
  Less:
     Unearned income .................................      (1,595,823)      (1,689,189)
     Allowance for loan losses .......................      (1,592,012)      (1,545,820)
                                                         -------------    -------------
     Net loans .......................................     136,238,338      130,863,866
                                                         -------------    -------------
Bank premises and equipment, net .....................       2,698,060        2,752,777
Other real estate ....................................         181,280          128,849
Accrued interest receivable ..........................       1,997,240        1,760,153
Premium on purchased deposits and assets, less
   amortization of $257,667 in 1997 and $208,533
   in 1996............................................         452,333          501,467
Deferred income taxes ................................         313,473          303,300
Other assets .........................................         407,681          452,834
                                                         -------------    -------------
TOTAL ASSETS .........................................   $ 223,998,696    $ 206,062,850
                                                         =============    =============



See accompanying notes to consolidated financial statements.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                           December 31, 1997 and 1996

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                       1997          1996
                                                                       ----          ----

LIABILITIES:
   Deposits:
     Non-interest bearing ......................................   $ 25,378,217   $ 22,434,563
     Interest bearing ..........................................    165,757,406    154,834,160
                                                                   ------------   ------------
                                                                    191,135,623    177,268,723
   Security participations .....................................     11,921,483      9,811,858
   Accrued interest payable ....................................        903,348        822,785
   Accrued taxes and other liabilities .........................        639,198        606,770
   Dividends declared but not paid .............................        779,784        548,325
                                                                   ------------   ------------
           Total liabilities ...................................    205,379,436    189,058,461
                                                                   ------------   ------------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock, $5 par value per share; 1,000,000 shares
     authorized; 742,651 and 707,516 shares issued and
     outstanding in 1997 and 1996, respectively ................      3,713,255      3,537,580
   Additional paid-in capital ..................................     13,877,419     12,823,369
   Retained earnings ...........................................        941,020        596,516
   Net unrealized gains on securities available-for-sale, net of
     taxes of $55,985 in 1997 and $30,000 in 1996 ..............         87,566         46,924
                                                                   ------------   ------------

           Total stockholders' equity ..........................     18,619,260     17,004,389
                                                                   ------------   ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .....................   $223,998,696   $206,062,850
                                                                   ============   ============




See accompanying notes to consolidated financial statements.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY
                        Consolidated Statements of Income
                     Years Ended December 31, 1997 and 1996



                                                            1997            1996
                                                            ----            ----
INTEREST INCOME:
  Interest and fees on loans ......................    $ 12,685,422    $ 12,336,854
  Interest and dividends on investment securities:
    Taxable interest income .......................       3,290,929       2,655,429
    Exempt from federal income taxes ..............         238,846         231,723
    Dividends .....................................          57,966          53,768
  Interest on federal funds sold ..................         398,065         406,894
                                                       ------------    ------------
       Total interest income ......................      16,671,228      15,684,668
                                                       ------------    ------------
INTEREST EXPENSE:
  Interest on deposits ............................       6,755,254       6,530,964
  Interest on federal funds purchased and security
    participations ................................         647,782         373,008
                                                       ------------    ------------
       Total interest expense .....................       7,403,036       6,903,972
                                                       ------------    ------------
NET INTEREST INCOME ...............................       9,268,192       8,780,696

PROVISION FOR LOAN LOSSES .........................         420,000         320,000
                                                       ------------    ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
LOSSES.............................................       8,848,192       8,460,696
                                                       ------------    ------------
OTHER INCOME:
    Service charges on deposits ...................       1,135,307       1,073,643
    Fees for other customer services ..............         837,894         849,977
    Commission and fees from fiduciary activities .         495,105         416,724
    Net investment securities gains (losses) ......          18,639         (49,917)
    Other .........................................         413,928         385,957
                                                       ------------    ------------
       Total other income .........................       2,900,873       2,676,384
                                                       ------------    ------------


Continued......



OTHER EXPENSES:
  Salaries .....................................       2,928,599       2,899,685
  Employee benefits ............................         880,363         885,205
  Net occupancy expense ........................         514,040         550,867
  Equipment expense ............................         567,437         560,858
  Other ........................................       2,345,045       2,238,195
                                                      ----------      ----------
     Total other expenses ......................       7,235,484       7,134,810
                                                      ----------      ----------
INCOME BEFORE INCOME TAX EXPENSE ...............       4,513,581       4,002,270

INCOME TAX EXPENSE .............................       1,510,986       1,375,997
                                                      ----------      ----------

NET INCOME .....................................      $3,002,595      $2,626,273
                                                      ==========      ==========

BASIC EARNINGS PER SHARE .......................      $     4.04      $     3.54
                                                      ==========      ==========

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC ....         742,651         742,651
                                                      ==========      ==========

DILUTED EARNINGS PER SHARE .....................      $     4.04      $     3.54
                                                      ==========      ==========
WEIGHTED AVERAGE SHARES OUTSTANDING -
  DILUTED ......................................         742,651         742,651
                                                      ==========      ==========







See accompanying notes to the consolidated financial statements.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                     Years Ended December 31, 1997 and 1996



                                                                                                   Unrealized
                                                                                                  Gains (Losses)
                                                                                                  on Securities
                                                                  Additional                      Available-for-
                                                    Common         Paid In         Retained           sale,
                                   Total            Stock          Capital         Earnings       Net of Taxes
                                   -----            -----          -------         --------       ------------
BALANCE,
December 31, 1995 .........    $ 15,437,215     $  3,370,270    $ 11,852,971    $    222,107       $   (8,133)

Net income for the year ...       2,626,273             --              --         2,626,273             --
Cash dividends declared
  ($1.49 per share) .......      (1,105,972)            --              --        (1,105,972)            --
Stock dividend - 5% (33,462
  shares) .................            --            167,310         970,398      (1,137,708)            --
Payment for fractional
  shares ..................          (8,184)            --              --            (8,184)            --
Net change in unrealized
  gains on securities
  available-for-sale, net
  of taxes of $35,200 .....          55,057             --              --              --             55,057
                               ------------     ------------    ------------    ------------      -----------

BALANCE,
December 31, 1996 .........      17,004,389        3,537,580      12,823,369         596,516           46,924

Net income for the year ...       3,002,595             --              --         3,002,595             --
Cash dividends declared
  ($1.91 per share) .......      (1,419,941)            --              --        (1,419,941)            --
Stock dividend - 5% (35,135
  shares) .................            --            175,675       1,054,050      (1,229,725)            --
Payment for fractional
  shares ..................          (8,425)            --              --            (8,425)            --
Net change in unrealized
  gains on securities
  available-for-sale, net
  of taxes of $25,985 .....          40,642             --              --              --             40,642
                               ------------     ------------    ------------    ------------       ----------

BALANCE,
December 31, 1997 .........    $ 18,619,260     $  3,713,255    $ 13,877,419    $    941,020       $   87,566
                               ============     ============    ============    ============       ==========

-----------------------
See accompanying notes to the consolidated financial statements.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                     Years Ended December 31, 1997 and 1996



                                                                      1997             1996
                                                                      ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ................................................    $  3,002,595     $  2,626,273
  Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for loan losses ............................         420,000          320,000
       Provision for depreciation and amortization ..........         415,773          417,742
       Amortization of premium on purchased deposits and
         assets .............................................          49,134           49,133
       Accretion on investment securities, net ..............        (647,303)        (200,204)
       Deferred income taxes benefit ........................         (36,158)         (10,680)
       Write-down of other real estate ......................          23,020            9,220
       Gain on sale of other real estate ....................         (55,106)         (29,984)
       Loss on sale of bank premises and equipment ..........           1,071            5,760
       Net investment securities (gain) loss ................         (18,639)          49,917
    (Increase) decrease in:
       Accrued interest receivable ..........................        (237,087)         206,402
       Other assets .........................................          45,153          (83,714)
    Increase (decrease) in:
       Accrued interest payable .............................          80,563           (8,154)
       Accrued taxes and other liabilities ..................          32,428            1,084
                                                                 ------------     ------------

  Net cash provided by operating activities .................       3,075,444        3,352,795
                                                                 ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) decrease in interest bearing deposits with
       banks ................................................          (9,478)          24,799
   Proceeds from maturity of time deposit ...................            --            692,126
   Net (increase) decrease in federal funds sold ............      12,606,375      (13,280,078)
   Purchase of available-for-sale securities ................     (89,675,308)     (35,561,120)
   Proceeds from calls and maturities of available-for-sale
       securities ...........................................      58,321,710       35,461,724
   Net increase in loans ....................................      (6,054,498)      (5,259,733)
   Purchases of premises and equipment ......................        (362,127)        (640,949)



Continued......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996



                                                                      1997             1996
                                                                      ----             ----
CASH FLOWS FROM INVESTING ACTIVITIES - Continued:
  Proceeds from sales of premises and equipment ............              --           80,000
  Proceeds from sales of other real estate .................         239,681          153,964
  Interest received on time deposit ........................              --          (24,458)
                                                                ------------     ------------

         Net cash ;used in investing activities ............     (18,085,465)      (8,383,413)
                                                                ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in noninterest and interest bearing demand
     accounts ..............................................       7,938,829        3,118,315
  Net increase in time deposits ............................       5,928,071        2,441,301
  Payment of fractional shares from stock dividend .........          (8,425)          (8,184)
  Cash dividends paid ......................................      (1,188,482)      (1,063,187)
  Increase in security participations ......................       2,109,625        3,198,303
                                                                ------------     ------------


         Net cash provided by financing activities .........      14,779,618        7,686,548
                                                                ------------     ------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM
  BANKS ....................................................        (230,403)       2,655,930

CASH AND DUE FROM BANKS AT BEGINNING OF YEAR ...............      10,218,925        7,562,995
                                                                ------------     ------------

CASH AND DUE FROM BANKS AT END OF YEAR .....................    $  9,988,522     $ 10,218,925
                                                                ============     ============


SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
       Dividends declared but not paid .....................    $    779,784     $    548,325
                                                                ============     ============

       Transfer of loans foreclosed to other real estate ...    $    260,026     $    123,050
                                                                ============     ============

       Stock dividends declared ............................    $  1,229,725     $  1,137,708
                                                                ============     ============

       Total increase in unrealized gains on securities
          available-for-sale ...............................    $     66,627     $     90,257
                                                                ============     ============

       Deferred income taxes on recorded unrealized gains on
          securities available-for-sale ....................    $    (25,985)    $    (35,200)
                                                                ============     ============



See accompanying notes to the consolidated financial statements.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

                     Years Ended December 31, 1997 and 1996

NOTE A.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  The accounting principles followed by Merchants Capital Corporation (the Company) and its wholly-owned subsidiary, Merchants Bank and its wholly-owned subsidiaries, Merchants Credit Company and Merchants Insurance Agency, Inc., are those which are generally practiced within the banking industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles which significantly affect the determination of financial position, results of operations, changes in stockholders' equity, and cash flows are summarized below.

         PRINCIPLES OF CONSOLIDATION

                  The consolidated financial statements include the accounts of Merchants Capital Corporation (the Company) and its wholly-owned subsidiary, Merchants Bank and its wholly-owned subsidiaries, Merchants Credit Company and Merchants Insurance Agency, Inc. All material intercompany profits, balances and transactions have been eliminated.

         NATURE OF OPERATIONS

                  The Bank operates under a state bank charter and provides full banking services, including trust services. The area served by the Bank is the west central region of Mississippi and services are provided at five branch offices.

         USE OF ESTIMATES

                  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         INVESTMENT SECURITIES

                  Securities are being accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Investments in Debt and Equity Securities," which requires the classification of securities as held to maturity, trading, or available for sale.




Continued......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996




NOTE A.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         INVESTMENT SECURITIES - Continued

                  Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and the Bank has the ability at the time of purchase to hold bonds, notes and debentures until maturity, they are classified as held-to-maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method over the contractual lives.

                  Available-for-sale securities include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. These securities are carried at fair value. Other equity securities include stock in the Federal Reserve Bank and the Federal Home Loan Bank, which are restricted and are carried at cost.

                  Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Realized gains and losses flow through the Bank's yearly operations. Unrealized gains and losses on investment securities available-for-sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to stockholders' equity, net of related deferred tax effect. The Bank does not engage in trading account activities.

         LOANS

                  Loans are stated at the amount of principal outstanding, reduced by unearned income and an allowance for loan losses and net deferred loan fees, if applicable. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Interest income on installment loans is recognized and included in interest income over the terms of the loans by a method which approximates the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.




Continued......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE A.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         LOANS - Continued

                  The Bank generally discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest; however, management may elect to continue the accrual when the estimated net realizable value of collateral is sufficient to cover the principal balance and the accrued interest. Interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Any unpaid interest previously accrued on nonaccrual loans is reversed from income or charged to the allowance for loan losses. Interest income, generally, is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

         ALLOWANCE FOR LOAN LOSSES

                  The allowance for loan losses is an amount which in management's judgment believes is adequate to absorb potential losses on existing loans. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans, the level and composition of classified loans, historical loss experience, results of examinations by regulatory agencies, an internal asset review process, expectations of future economic conditions and their impact on particular borrowers, and other judgmental factors. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows.

                  The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustment become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred. All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collectability of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.




Continued......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE A.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         BANK PREMISES AND EQUIPMENT

                  Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is charged to expense over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Depreciation and amortization expense are computed by the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

         OTHER REAL ESTATE

                  Other real estate, consisting primarily of foreclosed property, is stated at the unpaid loan balance or estimated market value of property acquired less estimated selling costs, whichever is lower. Any resultant write-down at the time of foreclosure is charged to the allowance for loan losses. Subsequent write-downs associated with the assets fair value declining below their carrying value are reflected in earnings in the year the decline is noted. The fair value of significant foreclosed properties is determined based upon appraised value, utilizing either the estimated replacement cost, the selling price of properties utilized for similar purposes or discounted cash flow analyses of the properties' operations. Revenue and expense associated with owning and operating other real estate, and gains and losses on disposition of such assets are recorded in earnings in the period incurred.

         INCOME TAXES

         Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of nontaxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.




Continued......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE A.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         INCOME TAXES - Continued

                  The Company and its wholly-owned subsidiary file a consolidated federal income tax return. Consolidated income tax expense is allocated on the basis of each company's income adjusted for permanent differences.

         PREMIUM ON PURCHASED DEPOSITS AND ASSETS

                  The portion of the premium on purchased deposits and assets applicable to core deposits ($710,000) is being amortized by the straight-line method over approximately fifteen years.

         INCOME PER SHARE

                  Earnings per common share are calculated on the basis of the weighted average number of shares outstanding after giving retroactive effect to the stock dividend distributed. Options to purchase 1,000 shares of common stock at $35 per share were outstanding during the last three quarters of 1997, but were not included in the computation of diluted EPS because the options' exercise price was equal to the average market price of the common shares. The options, which expire on March 2007, were still outstanding at the end of year 1997. All shares held by the Employee Stock Ownership Plan (ESOP) are treated as outstanding in computing income per share.

         OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

                  In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

         CASH FLOWS

                  For purposes of the consolidated statements of cash flows, the Company considers only cash and due from banks (including cash items in process of clearing) to be cash equivalents.




Continued......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE A.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         CASH FLOWS - Continued

                  The Company paid income taxes approximating $1,521,000 in 1997 and $1,450,000 in 1996. Interest paid on deposit liabilities and other borrowings approximated $7,328,000 in 1997 and $6,912,000 in 1996.

         RECLASSIFICATIONS

                  Certain prior period amounts have been reclassified to conform with the 1997 presentation.

         RECENT ACCOUNTING PRONOUNCEMENTS

                  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes new standards for reporting comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997. The Company does not expect the adoption of SFAS No. 130 to have a material effect on its financial statements.




Continued......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 And 1996


NOTE A.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

                  In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes new standards for the way public business enterprises report information about operating segments in financial statements. This statement is effective for fiscal years beginning after December 15, 1997. The Company does not expect the adoption of SFAS No. 131 to have a material effect on its financial statements.

NOTE B.           CASH AND DUE FROM BANKS

                  The Bank is required to maintain average cash reserve balances. This requirement approximates $1,428,000 at December 31, 1997, and $1,200,000 at December 31, 1996. The Bank is in compliance with this requirement.

NOTE C.           INVESTMENT SECURITIES

                  The amortized costs and fair values of investment securities available-for-sale at December 31, 1997 and 1996 were:


                                                                    1997
                                       ---------------------------------------------------------------
                                                          Gross             Gross
                                       Amortized        Unrealized        Unrealized
                                          Cost            Gains             Losses          Fair Value
                                          ----            -----             ------          ----------
U.S. Treasury and other U.S.
  Government agencies .............    $ 58,484,725    $    109,908     $    (43,773)    $ 58,550,860

Mortgage-backed securities ........       4,192,279          38,930          (24,122)       4,207,087

Obligations of states and political
  subdivisions ....................       4,356,402          62,677              (69)       4,419,010

Other equity securities ...........         974,900              --               --          974,900
                                       ------------    ------------     ------------     ------------

                                       $ 68,008,306    $    211,515     $    (67,964)    $ 68,151,857
                                       ============    ============     ============     ============



Continued......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996


NOTE C.           INVESTMENT SECURITIES - CONTINUED


                                                                   1996
                                        -------------------------------------------------------------
                                                          Gross            Gross
                                        Amortized       Unrealized       Unrealized
                                          Cost            Gains            Losses          Fair Value
                                          ----            -----            ------          ----------
U.S. Treasury and other U.S.
   Government agencies ............    $ 27,960,431    $     49,434     $    (53,076)    $ 27,956,789

Mortgage-backed securities ........      10,368,222          61,436          (59,081)      10,370,578

Obligations of states and political
   subdivisions ...................       3,584,093          79,934           (1,723)       3,662,303

Other equity securities ...........         924,200              --               --          924,200
                                       ------------    ------------     ------------     ------------

                                       $ 42,836,946    $    190,804     $   (113,880)    $ 42,913,870
                                       ============    ============     ============     ============


                  Gross realized gains of $19,756 and gross realized losses of $1,117 resulted from sale of available-for-sale securities in 1997. There were $-0- realized gains or losses on held-to-maturity securities during 1997. Gross realized gains of $-0- and gross realized losses of $49,917 were realized on available-for-sale security dispositions in 1996. There were no realized gains or losses on held-to-maturity securities in 1996.

                  Investment securities with an amortized cost of approximately $45,487,061 (fair value $45,581,718) at December 31, 1997, and
         $32,946,000 (fair value $32,975,000) at December 31, 1996, were pledged to collateralize public deposits, and for other purposes as required by law or agreement.

                  The amortized cost and fair values of investment securities available-for-sale at December 31, 1997, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are included in the table based on contractual maturity.



Continued......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996


NOTE C.     INVESTMENT SECURITIES - CONTINUED


                                                   Securities available-for-sale
                                                   ------------------------------
                                                      Amortized         Fair
                                                        Cost            Value
                                                        ----            -----
Due in one year or less ........................     $35,235,772     $35,230,808

Due after one year but less than five years ....      31,014,127      31,124,055

Due after five years but less than ten years ...       1,140,407       1,178,994

Other securities ...............................         618,000         618,000
                                                     -----------     -----------

                                                     $68,008,306     $68,151,857
                                                     ===========     ===========


NOTE D.     LOANS

            The loan portfolio at December 31, 1997 and 1996, consists of the following:

                                                     1997                1996
                                                     ----                ----

Agriculture ............................        $  1,042,613        $  1,510,437

Commercial and industrial ..............         104,371,061         103,117,837

Real estate - construction .............           4,746,600           5,742,457

Real estate - mortgage .................           7,735,935           8,567,614

Installment ............................          21,529,964          15,160,530
                                                ------------        ------------

Total loans ............................        $139,426,173        $134,098,875
                                                ============        ============

            Loans on which accrual of interest has been discontinued or reduced amounted to approximately $264,000 and $1,100,000 at December 31, 1997 and 1996, respectively. If interest on these loans had been accrued, such income would have been approximately $59,000 and $88,000 in 1997 and 1996, respectively.




Continued......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996


NOTE D.           LOANS - CONTINUED

                  Impaired loans having recorded investments of $544,000 (majority of which is on a nonaccrual basis) and $1,394,000 at December 31, 1997 and 1996, respectively, have been recognized in conformity with FASB Statement No. 114 as amended by FASB Statement No. 118. As a result of direct write-downs, the specific allowance related to these impaired loans is immaterial. The average recorded investment in impaired loans during 1997 and 1996 was $894,000 and $1,243,000, respectively. The amount of interest income recognized on impaired loans for both 1997 and 1996 was immaterial. There have been no new commitments to extend additional credit to these borrowers.

                  In the ordinary course of business, the Bank makes loans to its executive officers, directors and to their affiliates. Loans made to such borrowers (including companies in which they are principal owners) amounted to approximately $4,721,000 and $5,487,000 at December 31, 1997 and 1996, respectively. These loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectability or present other unfavorable features.

                  Changes in these loans are as follows:


                                                               1997           1996
                                                               ----           ----
              Balance at January 1......................    $5,486,973     $6,395,939

                New loans.............................       2,660,843      2,052,141

                Repayments............................      (3,426,659)    (2,961,107)
                                                           -----------    -----------

              Balance at December 31....................   $ 4,721,156    $ 5,486,973
                                                           ===========    ===========




Continued......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996



NOTE E.           ALLOWANCE FOR LOAN LOSSES

                  Changes in the allowance for loan losses are as follows:

                                                     1997                 1996
                                                     ----                 ----
     Balance at January 1......................   $1,545,820           $1,466,840
                                                  ----------           ----------
       Credits charged off.....................     (638,544)            (538,647)

       Recoveries..............................      264,736              297,627
                                                  ----------           ----------
     Net (credits charged off) recoveries......     (373,808)            (241,020)

       Provision for loan losses...............      420,000              320,000
                                                  ----------           ----------
     Balance at December 31....................   $1,592,012           $1,545,820
                                                  ==========           ==========







Continued.....

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996


NOTE F.           PREMISES AND EQUIPMENT

                  A summary of Bank premises and equipment is as follows:


                                                                 December 31
                                                           -------------------------
                                                              1997           1996
                                                              ----           ----

                 Land...................................   $  531,013     $  531,013

                 Buildings..............................    2,244,552      2,224,136

                 Furniture and equipment................    3,649,366      3,416,713

                 Leasehold improvements.................      131,558        151,521
                                                           ----------     ----------
                                                            6,556,489      6,323,383

                 Less accumulated depreciation and
                    amortization........................    3,858,429      3,570,606
                                                           ----------     ----------

                 Bank premises and equipment, net.......   $2,698,060     $2,752,777
                                                           ==========     ==========


NOTE G.           TRUST DEPARTMENT ASSETS

                  Property (other than cash deposits) held by the Bank in fiduciary or agency capacities for its customers is not included in the accompanying consolidated statements of financial condition as such items are not assets of the Bank. Trust fees are reported on the cash basis. The difference between cash basis and the accrual basis is immaterial.






Continued.....

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE H.           DEPOSITS

                  Deposits at December 31, 1997 and 1996, consist of the following:


                                                         1997                 1996
                                                         ----                 ----
     Non-interest bearing demand deposits.........  $ 25,378,217         $ 22,434,563

     NOW accounts.................................    30,490,580           28,276,738

     Money market deposit accounts................     7,110,070            8,263,876

     Savings accounts.............................    57,707,520           53,772,381

     Certificates of deposit......................    70,449,236           64,521,165
                                                    ------------         ------------
                                                    $191,135,623         $177,268,723
                                                    ============         ============


                  Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1997 and 1996, are summarized as follows:



                                                           1997              1996
                                                           ----              ----
          Time remaining until maturity:

              Three months or less....................  $12,626,258       $ 1,306,659

              Over three through six months...........    4,573,689         2,173,368

              Over six through twelve months..........    1,446,468         2,599,663

              Over twelve months......................    2,387,143         7,253,394
                                                        -----------       -----------
                                                        $21,033,558       $13,333,084
                                                        ===========       ===========


                  At December 31, 1997, the scheduled maturities of time certificates of deposit are as follows:

            1998........................            $52,015,144
            1999........................             12,079,534
            2000........................              4,396,794
            2001........................                741,557
            2002........................              1,095,131
            Thereafter..................                121,076
                                                    -----------
                                                    $70,449,236
                                                    ===========



Continued.....

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996



NOTE I.           STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

                  In 1997 and 1996, the Board of Directors approved a 5% stock dividend, respectively, which resulted in the transfer of the market value of the stock from retained earnings to common stock and surplus.

                  The primary sources of revenue of Merchants Capital Corporation are dividends from its subsidiary, Merchants Bank. Dividends paid by Merchants Bank to the Capital Corporation amounted to $1,974,356, $1,231,762, and $1,022,540 for the years 1997, 1996 and
         1995. Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency.

                  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory---and possibly additional discretionary---actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

                  The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                  As of December 31, 1997, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.





Continued......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996



NOTE I.           STOCKHOLDERS' EQUITY AND REGULATORY MATTERS - CONTINUED

                  The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                         To be Well Capitalized
                                                                For Capital              Under Prompt Corrective
                                      Actual                 Adequacy Purposes              Action Provisions
                              ---------------------        -----------------------     ---------------------------
                               Amount        Ratio          Amount        Ratio          Amount
                               ------        -----          ------        -----          ------         ------

AS OF DECEMBER 31,
   1997
Total Capital (To
   Risk-Weighted
   Assets) 10.0%............  $18,368,164     12.64%      $11,626,000   > or = 8.0%     $14,532,501   > or = 10.0%
Tier I Capital (to
   Risk-Weighted
   Assets (5.0%)............  $16,776,156     11.54%      $ 5,813,000   > or = 4.0%     $ 8,719,500   > or = 6.0%
Tier I Capital (to
   Average Assets) 5.0%.....  $16,776,156      7.45%      $ 9,005,385   > or = 4.0%     $11,256,732   > or = 5.0%

AS OF DECEMBER 31,
   1996
Total Capital (to
   Risk-Weighted
   Assets) 10.0%............. $17,234,000     12.31%      $11,204,400   > or = 8.0%     $14,005,500   > or = 10.0%
Tier I Capital (to
   Risk-Weighted
   Assets) 6.0%.............. $15,688,000     11.20%      $ 5,602,200   > or = 4.0%     $ 8,403,300   > or = 6.0%

Tier I Capital (to
    Average Assets) 5.0%..... $15,688,000      7.70%      $ 8,154,760   > or = 4.0%     $10,193,450   > or = 5.0%


NOTE J.           EMPLOYEE BENEFIT PLANS

                  Employees of the Bank participate in a profit sharing and savings retirement plan and an ESOP covering all employees who qualify as to length of service. The Bank also has a contributory 401(k) savings plan covering substantially all employees. The 401(k) plan allows eligible employees to contribute up to a fixed percentage of their compensation, with the Bank matching a portion of each employee's contribution. The Bank's contributions to the plans are made at the discretion of the Board of Directors. Dividends on ESOP shares are recorded as a reduction in retained earnings. The ESOP plan held 51,724 shares at December 31, 1997, and 45,156 at December 31, 1996. Contributions to all employee benefit plans totaled $103,000 in 1997 and $102,797 in 1996.


Continued......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE J.           EMPLOYEE BENEFIT PLANS - CONTINUED

                  In addition to providing pension benefits, the Bank covers retirees under their group health care plan. The arrangement is that the Bank will pay a percentage of the retirees' health insurance premiums. Also, the Bank pays a supplemental retirement benefit to retired individuals who have received 100% of their pension retirement from other Bank qualified plans. Under the present arrangement, these post-retirement benefits will only be available to those individuals who have met the retirement eligibility requirements of the Bank and who retired prior to 1995. Prior to 1993, the Bank's practice was generally to expense the cost of these benefits as they were paid. Therefore, the result was an unfunded benefit plan.

                  Beginning in 1993, Statement on Financial Accounting Standard
         (SFAS) No. 106, Employers' Accounting for Post-retirement Benefits Other Than Pensions required that costs of retiree benefits other than pensions be recognized in the financial statements during the employees' working career. SFAS No. 106 required that the unrecorded accumulated post-retirement benefit obligation be either charged in the income statement as a cumulative effect of a change in accounting principle in the period of adoption or delayed and amortized over future periods as part of future post-retirement benefit costs. The Bank has elected the delayed recognition. The unrecorded post-retirement benefit obligation will be amortized using the straight line method over the average remaining life expectancy period of the plan participants since all or almost all of the plan participants are inactive.

                  The following tables set forth the plan's combined funds status reconciled with the amount shown in the Bank's statement of financial condition.





Continued.....

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE J. EMPLOYEE BENEFIT PLANS - CONTINUED

                  Accumulated post-retirement benefit obligation:

                                                                               December 31
                                                                         1997               1996
                                                                      ---------          ---------
                  Retirees ..................................         $ 260,383          $ 263,470
                  Plan assets at fair value .................                --                 --
                                                                      ---------          ---------
                  Accumulated post-retirement benefit
                      obligation in excess of plan assets
                                                                        260,383            263,470
                  Unrecognized transition obligation ........          (132,535)          (148,809)
                                                                      ---------          ---------
                  Accrued post-retirement benefit cost on the
                      balance sheet .........................         $ 127,848          $ 114,661
                                                                      =========          =========

                  The Bank's post-retirement health care plan is underfunded.

                  Post-retirement expense includes the following components:

                                                                          Years Ended
                                                                          December 31
                                                                      1997            1996
                                                                     -------         -------
                  Interest cost on accumulated
                      post-retirement benefit obligation ...         $18,443         $19,547
                                                                     -------         -------
                  Amortization of transition obligation over
                      14 years .............................          14,881          30,672
                                                                     -------         -------
                  Post-retirement expense ..................         $33,324         $50,219
                                                                     =======         =======

                  The accumulated post-retirement benefit obligation was determined using an assumed discount rate of 6.00%. The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 4.5% in 1997, declining ratably to an ultimate flat rate. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1997, by approximately $7,000. The effect of this change on the aggregate interest cost for 1997 would be immaterial. The supplemental retirement benefits are assumed at a constant rate.



Continued.....

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996


NOTE K. STOCK OPTIONS

                  On March 25, 1997, the Board of Directors adopted a stock incentive plan for certain officers and key employees of the Company. The stock incentive plan was approved by the Company's shareholders at its annual meeting held on April 15, 1997. Options may be granted under the provisions of the Company's plans to purchase common stock of the Company at a price not less than the fair market value on the date of grant. Stock options for officers and key employees are exercisable upon the fifth anniversary from the date of grant. All options expire 10 years from the date of grant. As of December 31, 1997, options granted were 1,000. There were approximately 24,000 shares available for option plan grants at December 31, 1997. The summary of stock option activity is shown below:

                                                                           Average
                                                           Options         Exercise
                                                         Outstanding         Price
                                                         -----------       ---------
                         DECEMBER 31, 1996 .........            --         $      --
                             Options granted .......         1,000             35.00
                             Stock options exercised            --                --
                             Stock options canceled             --                --
                                                             -----         ---------
                         DECEMBER 31, 1997 .........         1,000         $   35.00
                                                             =====         =========

                  The following table summarizes information about stock options outstanding at December 31, 1997:


                                                        Options               Average Remaining
                        Exercise Price                Outstanding              Contractual Life
                        --------------                -----------              ----------------

                             35.00                       1,000                     10 Years











Continued......

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996



NOTE K. STOCK OPTIONS - CONTINUED

                  During fiscal 1997, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which requires companies to estimate the fair value for stock options on date of grant. Under SFAS No. 123, the Company is required to record the estimated fair value of stock options issued as compensation expense in its income statements over the related service periods or, alternatively, continue to apply accounting methodologies as prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and disclose the pro forma effects of the estimated fair value of stock options issued in the accompanying footnotes to its financial statements. The determination of fair value is only required for stock options issued beginning in 1996. In adopting SFAS No. 123, the Company decided to continued to follow the accounting methodologies as prescribed by APB Opinion No. 25.

                  The pro forma effects of the total compensation expense that would have been recognized under SFAS No. 123 are as follows:


               (Dollars in thousands, except per share data)           December 31, 1997
               ---------------------------------------------           -----------------

           Net income, as reported...............................       $      3,002.00

           Pro forma net income..................................              3,002.00

           Earnings per share, as reported.......................                  4.04

           Pro forma earnings per share..........................                  4.04

                  In adopting SFAS No. 123, the Company utilized the Black Scholes Option Pricing Model to estimate the fair value of stock options granted using the following assumptions:

                                                                           1997
                                                                           ----
           Expected dividend yield...............................         4.63%
           Expected option lives.................................          7.5 yrs
           Expected volatility...................................          2.5%
           Risk-free interest rates..............................          5.5%

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE K. STOCK OPTIONS - CONTINUED

                  Based on the results of the model, the fair value of the stock options issued on the date of grant are as follows:




                                                       Number                           Average Grant Date
                Years                                  Issued                          Fair Value per Option
                -----                                  ------                          ---------------------

                 1997                                    1,000                             $  1.7239

NOTE L. OTHER EXPENSES

                  Other expenses for the years ended December 31, 1997 and 1996, include the following:

                                                                           1997                        1996
                                                                          --------                   --------
FDIC assessment...........................................                $ 17,796                   $203,621
General operating supplies................................                $220,305                   $212,682
Telephone.................................................                $153,410                   $183,522
Outside data processing...................................                $225,135                   $207,600
Miscellaneous outside service fees........................                $348,561                   $149,038

NOTE M. INCOME TAX PROVISION

                  The provision for income taxes included in the consolidated statements of income is as follows:

                                                                           1997                        1996
                                                                        -----------                -----------
Current...................................................              $ 1,547,144                $ 1,386,677
Deferred..................................................                  (36,158)                   (10,680)
                                                                        -----------                -----------
                                                                        $ 1,510,986                $ 1,375,997
                                                                        ===========                ===========

                  Income taxes refundable of $36,922 in 1997 is included in other assets. Income taxes payable of $60,414 in 1996 is included in accrued taxes and other liabilities.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE M. INCOME TAX PROVISION - CONTINUED

                  Deferred tax assets and liabilities at December 31, 1997 and 1996, consist of the following:

                                                                            1997                      1996
                                                                         -----------               -----------
Deferred tax assets:
     Allowance for loan losses................................           $   307,378               $   289,364
     Deferred compensation....................................                48,254                    43,600
     Post-retirement liability................................                49,861                    44,718
     Core deposit intangible..................................                 3,819                     5,307
     Other real estate........................................                 3,705                     8,236
     Accelerated depreciation and amortization                                 2,174                        --
                                                                         -----------               -----------
Total gross deferred tax asset................................               415,191                   391,225
                                                                         -----------               -----------



                                                                            1997                      1996
                                                                         -----------               -----------
Deferred tax liabilities:
    Accretion of discounts on securities......................               (79,884)                  (53,966)
    Unrealized securities gains...............................               (21,834)                  (30,000)
    Accelerated depreciation and amortization.................                    --                    (3,959)
                                                                         -----------               -----------
Total gross deferred tax liability............................              (101,718)                  (87,925)
                                                                         -----------               -----------
Net deferred tax asset........................................           $   313,473               $   303,300
                                                                         ===========               ===========

                  The provision for federal income taxes in comparison to that computed by applying the statutory rate of 39% in 1997 and 39% in 1996, is indicated in the following analysis:

                                                                            1997                      1996
                                                                         -----------               -----------
Tax based on statutory rate...................................           $ 1,760,297               $ 1,560,885
Effect of tax-exempt income...................................              (194,478)                 (139,429)
Accretion.....................................................               (35,825)                  (19,184)
State income tax..............................................               (26,576)                  (34,709)
Other.........................................................                 7,568                     8,434
                                                                         -----------               -----------
                                                                         $ 1,510,986               $ 1,375,997
                                                                         ===========               ===========

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE M. INCOME TAX PROVISION - CONTINUED

                  The Company has evaluated the need for a valuation allowance and, based on the weight of the available evidence, has determined that it is more likely than not that all deferred tax assets will eventually be realized. The income tax provision includes approximately $7,270 and $(19,500) in 1997 and 1996, respectively, resulting from securities transactions.

NOTE N. OFF-BALANCE-SHEET INSTRUMENTS

                  The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated statements of financial condition.

                  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

                  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE N. OFF-BALANCE-SHEET INSTRUMENTS - CONTINUED

                  The Bank's maximum exposure to credit loss is represented by the contractual amount of the commitments to extend credit and letters of credit as follows:

                                                                             1997                      1996
                                                                          -----------               ------------
Commitments to extend credit.................................             $22,362,476               $ 24,396,757
Standby letters of credit....................................             $ 1,683,150               $  2,139,573

NOTE O. CONCENTRATIONS OF CREDIT

                  The Bank provides deposit and loan products and other financial services to consumer and corporate customers located principally in Mississippi. Securities and short-term investment activities are conducted with a diverse group of domestic governments, corporations and depository and other financial institutions. The Bank evaluates the counterparty's creditworthiness and the need for collateral on a case by case basis. The concentrations of credit by type of loan are set forth in Note D. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers.

NOTE P. FAIR VALUE OF FINANCIAL INSTRUMENTS

                  Statement of Financial Accounting Standards No. 107 requires disclosure of financial instruments' fair values as well as the methodology and significant assumptions used in estimating fair values. These requirements have been incorporated throughout the notes to the consolidated financial statements. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates for those assets or liabilities cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. All nonfinancial instruments, by definition, have been excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE P. FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

                  The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is possible to estimate that value:

         CASH, DUE FROM BANKS AND INTEREST-BEARING DEPOSITS WITH OTHER BANKS

                  Fair value equals the carrying value of such assets.

         INVESTMENTS SECURITIES

                  Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         FEDERAL FUNDS SOLD

                  Due to the short-term nature of these assets, the carrying values of these assets approximate their fair value.

         LOANS, NET OF ALLOWANCE

                  For variable rate loans, fair values are based on repricing dates. The fair value of certain mortgage loans is based on discounted cash flows with prepayment speeds based on similar mortgage securities. Fixed rate commercial loans and installment loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the bank on comparable loans as to credit risk and term.

         COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

                  The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements at the reporting date. The fees associated with these financial instruments, or the estimated cost to terminate, as applicable, are immaterial.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE P. FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

         DEPOSITS

                  The fair values of demand deposits are, as required by FAS 107, equal to the carrying value of such deposits. Demand deposits include non-interest bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. The discount rate used is based on interest rates currently being offered by the Bank on comparable deposits as to amount and term.

         SECURITY PARTICIPATIONS

                  The fair value of security participations approximates their carrying values, because they reprice within six months or less. The estimated approximate fair values of the Bank's financial instruments are as follows:

                                                              1997
                                               -----------------------------------
                                               Carrying Amount         Fair Value
                                               ---------------        ------------
Financial assets:
    Cash and due from banks ............         $  9,989,000         $  9,989,000
    Interest-bearing deposits with banks         $     96,000         $     96,000
    Federal funds sold .................         $  3,474,000         $  3,474,000
    Investment securities:
      Available-for-sale ...............         $ 68,152,000         $ 68,152,000
    Loans, net of allowance ............         $136,238,000         $136,391,000
Financial liabilities:
    Deposits ...........................         $191,136,000         $191,327,000
    Security participations ............         $ 11,921,000         $ 11,921,000

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE P. FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

                                                              1996
                                               -----------------------------------
                                               Carrying Amount         Fair Value
                                               ---------------        ------------
Financial assets:
    Cash and due from banks ............         $ 10,219,000         $ 10,219,000
    Interest-bearing deposits with banks         $     87,000         $     87,000
    Federal funds sold .................         $ 16,080,000         $ 16,080,000
    Investment securities:
      Available-for-sale ...............         $ 42,914,000         $ 42,914,000
    Loans, net of allowance ............         $130,864,000         $131,148,000
    Financial liabilities:
      Deposits .........................         $177,269,000         $177,652,000
      Security participations ..........         $  9,812,000         $  9,812,000


NOTE Q. COMMITMENTS AND CONTINGENCIES

                  The Bank has an agreement with its Chairman whereby, if certain conditions are met, specified supplemental benefits are available upon termination of employment.

                  The Bank is involved in certain litigation incurred in the normal course of business. In the opinion of management and legal counsel, liabilities arising from such claims, if any, would not have a material effect upon the Bank's consolidated financial statements.

                  The future minimum rental commitments for other non-cancelable operating leases as of December 31, 1997, are as follows:


                  1998........................................................          $    115,291
                  1999........................................................               105,291
                  2000........................................................                47,124
                  2001........................................................                19,082
                  2002........................................................                    --
                                                                                        ------------
                  Total minimum lease payments................................          $    286,788
                                                                                        ============

                  Rental expense of approximately $90,000 in 1997 and $91,000 in1996, includes amounts for short-term cancelable leases and minimum rentals under non-cancelable operating leases.

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE R. SUMMARIZED FINANCIAL INFORMATION OF MERCHANTS CAPITAL CORPORATION

                  Summarized financial information of Merchants Capital Corporation, parent company only, is as follows:

                        STATEMENTS OF FINANCIAL CONDITION

                                                       December 31,
                                                  1997                1996
                                              -----------         -----------
ASSETS:
    Cash ............................         $ 2,079,267         $ 1,314,664
    Investments in Merchants Bank ...          17,316,055          16,236,154
    Other assets ....................               3,722               1,896
                                              -----------         -----------
                                              $19,399,044         $17,552,714
                                              ===========         ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
    Other liabilities ...............         $   779,784         $   548,325
    Stockholders' equity ............          18,619,260          17,004,389
                                              -----------         -----------
                                              $19,399,044         $17,552,714
                                              ===========         ===========


                              STATEMENTS OF INCOME

                                                  Years Ended December 31,
                                                  1997                1996
                                              -----------         -----------
REVENUE:
    Dividends received - Merchants Bank       $ 1,974,356         $ 1,231,762
    Interest earned .................                  --                 197
                                              -----------         -----------
                                                1,974,356           1,231,959
EXPENSES ............................              11,020              14,499
                                              -----------         -----------
                                                1,963,336           1,217,460
EQUITY IN UNDISTRIBUTED EARNINGS -
    Merchants Bank ..................           1,039,259           1,408,813
                                              -----------         -----------
NET INCOME ..........................         $ 3,002,595         $ 2,626,273
                                              ===========         ===========

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

                     Years Ended December 31, 1997 and 1996

NOTE R. SUMMARIZED FINANCIAL INFORMATION OF MERCHANTS CAPITAL CORPORATION -
        CONTINUED

                            STATEMENTS OF CASH FLOWS

                                                                                   Years Ended December 31,
                                                                                   1997                  1996
                                                                                -----------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income ........................................................         $ 3,002,595          $ 2,626,273
    Adjustments to reconcile net income to net Cash provided by operating activities:
       Undistributed earnings of affiliates ...........................          (1,039,259)          (1,408,813)
       (Increase) decrease in other assets ............................              (1,826)               2,817
                                                                                -----------          -----------
          Net cash provided by operating activities ...................           1,961,510            1,220,277
                                                                                -----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payment of fractional shares ......................................              (8,425)              (8,184)
    Dividends paid ....................................................          (1,188,482)          (1,063,187)
                                                                                -----------          -----------
          Net cash used in financing activities .......................          (1,196,907)          (1,071,371)
                                                                                -----------          -----------
INCREASE IN CASH ......................................................             764,603              148,906
CASH AT BEGINNING OF YEAR .............................................           1,314,664            1,165,758
                                                                                -----------          -----------
CASH AT END OF YEAR ...................................................         $ 2,079,267          $ 1,314,664
                                                                                ===========          ===========
SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
    Dividends declared but not paid ...................................         $   779,784          $   548,325
                                                                                ===========          ===========
    Stock dividends declared ..........................................         $ 1,229,725          $ 1,137,708
                                                                                ===========          ===========
    Change in unrealized gains on securities available-for-sale, net
      of deferred income taxes ........................................         $    40,642          $    55,057
                                                                                ===========          ===========

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

THE BUSINESS OF  MERCHANTS CAPITAL CORPORATION

         Merchants Capital Corporation (the Company) is comprised of one subsidiary, Merchants Bank (the Bank) and its wholly owned subsidiaries, Merchants Credit Company and Merchant Insurance Agency, Inc. Merchants Bank is engaged primarily in the same business operations as most independent commercial banks, with special emphasis in retail banking, including the acceptance of checking and savings deposits, and the making of commercial, real estate, personal, home improvement, automobile and other installment and term loans. The Bank also offers, among services, travelers' cheques, safe deposit boxes, and other customary bank services to its customers, including trust services. In addition, the Bank offers drive up teller services, automated teller machines and night depository facilities. Merchants Bank is insured under the Federal Deposit Insurance Act and is a member of the Federal Reserve System.

OVERVIEW OF 1997

         Merchants Capital Corporation enjoyed net income for the year 1997 of $3.0 million compared to $2.6 million for the same period in 1996. An increase in net earning assets of approximately 11.1% with a slight decrease in net interest margin of 1.4% provided for a significant portion of the increase in 1997. Earnings per common share were $4.04 and $3.54 for the years ended 1997 and 1996, respectively. Return on average assets was 1.4% for the current year, and 1.29% in the same period of 1996. For the years ended 1997 and 1996, return on average equity was 16.72% and 16.00%, respectively.

         During the year 1997, in comparison with the same period of 1996, average loans outstanding increased approximately $2 million or 1.5% due to an increased loan demand. Average total deposits for the year 1997 increased $9.5 million or 5.1% when compared to average total deposits for the same period of 1996. Average total assets for the current year increased $11.2 million or 5.5% when compared to the total average assets of the year 1996. Average shareholders' equity for 1997 was $17.9 million, an increase of 9.4% over the average shareholders' equity for 1996.

EARNINGS ANALYSIS

         Net interest income - Net interest income is the difference between interest and fees generated from interest earning assets and the interest expense for interest bearing liabilities and is the primary source of earnings for the Bank. For analytical purposes, net interest income is presented on a tax equivalent basis. A 34% tax rate is used for 1997, 1996, and 1995. Certain earning assets are exempt from income taxes, therefore, a tax equivalent adjustment is included so that tax exempt earning assets will be compatible with other earning assets. The primary factors that affect net interest income are the changes in volume and mix of earning assets and interest-bearing liabilities, along with the change in market rates.

         Net interest income on a fully tax equivalent basis (FTE) increased approximately $491 thousand or 5.5%. Net interest income (FTE) for 1997 was $9.4 million compared to $8.9 million for the prior year. When comparing the results of 1996 to 1995, net interest income (FTE) increased $558 thousand or 6.7% from $8.3 million to $8.9 million.

Net Interest Income (Fully Taxable Equivalent)

                                                     1997            1996            1995
                                                 -----------     -----------     -----------
Interest Income ............................     $16,671,228     $15,684,668     $14,622,010
Interest Expense ...........................       7,403,036       6,903,972       6,362,442
                                                 -----------     -----------     -----------
Net Interest Income ........................       9,268,192       8,780,696       8,259,568
Tax Equivalent Adjustment to Interest Income         123,041         119,372          82,185
                                                 -----------     -----------     -----------
Net Interest Income
    (Fully Taxable Equivalent) .............     $ 9,391,233     $ 8,900,068     $ 8,341,753
                                                 ===========     ===========     ===========

                                               INCREASE (DECREASE)     INCREASE (DECREASE)
                                                  1997 TO 1996            1996 TO 1995
                                                  ------------            ------------
Interest Income .....................               $986,560               $1,062,658
Interest Expense ....................                499,064                  541,530
                                                    --------               ----------
Net Interest Income .................                487,496                  521,128
Tax Equivalent Adjustment to Interest
    Income ..........................                  3,669                   37,187
                                                    --------               ----------
Net Interest Income
    (Fully Taxable Equivalent) ......               $491,165               $  558,315
                                                    ========               ==========

                  Earning Assets, Interest Bearing Liabilities, and Net Interest Spread - Average earning assets increased $11 million or 5.9% to $201 million during 1997. Average earning assets were $190 million in 1996 and $175 million in 1995. This was driven by a 1.5% increase in average loans and a 20.2% increase in average securities. The trend in earning assets over the years compared shows a shift in the mix of earning assets toward the loan portfolio as shown in the table Average Earning Asset Structure. Management has strategized to increase the Bank's earning asset mix to include a greater percentage of higher yielding loans over lower yielding securities. The loan portfolio comprises 66% of the average earning assets in 1997 as compared to 69% in 1996. The trend over the years compared shows the mix of interest bearing liabilities shifted to higher interest bearing certificates of deposit and interest sensitive deposits from the lower interest bearing savings. The growth is attributed to a concerted effort by the Bank to attract a broader core deposit base consisting of commercial and personal customers.

                  The table of Average Balance Sheets and Interest Rate Analysis for the periods ended December 31, 1997, December 31, 1996, and December 31, 1995, and the corresponding table of Interest Differentials detail the effect a change in average balances outstanding and the change in interest yield and costs have on net interest income for the respective periods. Also, the tables of Average Earning Asset Structure and Average Deposit Structure show a more condensed, descriptive analysis of the common size percentage changes in average earning assets and average deposit mix over the annual periods analyzed. Average earning asset structure in thousands

                                   1997                        1996                     1995
                          ----------------------       -------------------       -------------------
                                           % of                      % of                      % of
                          Average        Earnings      Average     Earnings      Average     Earnings
                          Balances        Assets       Balances     Assets       Balances     Assets
                          --------        ------       --------     ------       --------     ------
Time Deposits .......     $     --          0.00%      $    548      0.29%      $    383      0.22%
Federal Funds Sold ..        7,423          3.68%         7,867      4.14%         6,718      3.83%
Securities
 Taxable ............       57,418         28.50%        47,118     24.77%        51,728     29.51%
 Non-taxable ........        4,079          2.02%         4,026      2.12%         2,747      1.57%
Loans - Net .........      132,620         65.80%       130,637     68.68%       113,729     64.87%
                          --------         ------      --------     ------      --------     ------
Total average earning
assets ..............     $201,540        100.00%      $190,196    100.00%      $175,305    100.00%
                          ========        =======      ========    =======      ========    =======

                     Average Deposit Structure in Thousands

                                   1997                        1996                     1995
                          ----------------------       -------------------       -------------------
                                           % of                      % of                      % of
                          Average        Earnings      Average     Earnings      Average     Earnings
                          Balances        Assets       Balances     Assets       Balances     Assets
                          --------        ------       --------     ------       --------     ------
Noninterest Bearing
   Deposits .........     $ 21,933         12.20%      $ 20,933   $ 11.90%        20,162     12.30%
Interest Bearing Demand
   Deposits .........       79,774         44.40%        76,328     43.60%        71,353     43.50%
Savings Accounts ....       11,203          6.20%        11,866      6.80%        12,274      7.50%
Certificates of Deposits
less than $100,000....      45,522         25.40%        52,480     30.00%        50,395     30.70%
                          --------         ------      --------     ------      --------     ------
Total Average Core
   Deposits .........      158,432         88.20%       161,607     92.30%       154,184     94.00%
Certificates of Deposits
   greater than $100,000    21,034         11.80%        13,333      7.70%         9,888      6.00%
                          --------         ------      --------     ------      --------     ------
Total Average Deposits..  $179,466        100.00%      $174,940    100.00%      $164,072    100.00%
                          ========        =======      ========    =======      ========    =======
Average Interest Bearing
   Liabilities as a
   percentage of Earning
   Assets ...........        86.08%        86.73%         86.14%
Average Core Deposits
   as a percentage of
   Total Average Assets.     73.71%        79.32%         82.34%

                  For the year ended 1997, the average yield on earning assets was 8.33%, while the average cost of interest bearing funds was 4.27%, producing a net interest spread (FTE) of 4.06%. The net interest margin
         (FTE) was 4.66% for the year ended 1997. In comparison, the net interest margin (FTE) for the year ended 1996 was 4.67%. The increase in net interest income resulted from an increase in interest earning assets offset by an increase in interest bearing liabilities.

                  The following table (Interest Differentials) provides additional information relating to the effect change in interest yield has on net income:

                             INTEREST DIFFERENTIALS

                                                                           1997/1996
                                            ------------------------------------------------------------------
                                            Change In          Change In         Changes In           Total
                                              Volume             Rate            Rate/volume          Change
                                            ---------          ---------          ---------          ---------
Interest Earning Assets
   Federal Funds Sold .............         $ (22,977)         $  14,995          $    (847)         $  (8,829)
   Securities:
      Taxable .....................           579,893             76,975             17,057            673,925
      Nontaxable ..................             4,666              6,046                 80             10,792
      Other securities ............             3,554                604                 40              4,198
   Time deposits ..................           (38,425)           (38,425)            38,425            (38,425)
   Loans ..........................           187,228            158,928              2,412            348,568
                                            ---------          ---------          ---------          ---------
      Total Interest Income .......           713,939            219,123             57,167            990,229
                                            ---------          ---------          ---------          ---------
Interest Bearing Liabilities
   Interest Bearing Demand Deposits           130,008             39,026              1,763            170,797
   Savings ........................           (16,710)            (4,709)               262            (21,157)
   Certificates of Deposit ........            37,843             36,397                411             74,651
   Other Borrowings ...............           170,533             71,536             32,705            274,774
                                            ---------          ---------          ---------          ---------
   Total Interest Expense .........           321,672            142,250             35,141            499,063
                                            ---------          ---------          ---------          ---------
   Increase (Decrease) in Interest
   Differential ...................         $ 392,266          $  76,873          $  22,026          $ 491,165
                                            =========          =========          =========          =========



                                                                           1997/1996
                                            ------------------------------------------------------------------
                                            Change In          Change In         Changes In           Total
                                              Volume             Rate            Rate/volume          Change
                                            ---------          ---------          ---------          ---------
Interest Earning Assets
Federal Funds Sold ................         $  66,934          $ (43,887)         $  (7,505)         $  15,542
    Securities:
         Taxable ..................          (274,809)          (108,900)            10,007           (373,702)
         Nontaxable ...............           112,580             (2,186)            (1,018)           109,376
         Other securities .........             4,305             (4,974)              (391)            (1,060)
    Time deposits .................            16,455            (11,402)            (4,902)               151
    Loans .........................         1,633,485           (247,196)           (36,751)         1,349,538
                                            ---------          ---------          ---------          ---------
Total Interest Income .............         1,558,950           (418,545)           (40,560)         1,099,845
                                            ---------          ---------          ---------          ---------
Interest Bearing Liabilities
    Interest Bearing Demand Deposits          193,820            (88,678)            (6,180)            98,962

    Savings .......................           (11,373)           (32,564)             1,083            (42,854)
    Certificates of Deposit .......           275,275             70,243              6,443            351,961
    Other Borrowings ..............           130,057              2,206              1,198            133,461
                                            ---------          ---------          ---------          ---------
         Total Interest Expense ...           587,779            (48,793)             2,544            541,530
                                            ---------          ---------          ---------          ---------
    Increase (Decrease) in Interest
      Differential ................         $ 971,171          $(369,752)         $ (43,104)         $ 558,315
                                            =========          =========          =========          =========

                AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS

                                                                           1997
                                                 ----------------------------------------------------
                                                                           Income/             Yield/
ASSETS                                           Average Balance           Expense              Rate
------                                           ---------------           -------              ----
Loans (1) (2) ...........................         $ 132,619,767          $12,685,422            9.57%
                                                  -------------          -----------
Investment Securities:
    U. S. Government and Other ..........            56,450,651            3,290,929            5.83%
    State and Municipal (3) .............             4,079,175              361,887            8.87%
    Other Securities ....................               966,991               57,966            5.99%
                                                  -------------          -----------
      Total Investment Securities .......            61,496,817            3,710,782            6.03%
Federal Funds Sold ......................             7,422,950              398,065            5.36%
Time Deposits ...........................                     0                    0            0
                                                  -------------          -----------
      Total Earning Assets ..............           201,539,534          $16,794,269            8.33%
                                                  =============
Allowance for Loan Losses ...............            (1,642,960)
Cash and Due from Banks .................             7,221,758
Bank Premises and Equipment .............             2,684,535
Market Value Adjustment - Investments ...                27,085
Other Assets ............................             5,106,379
                                                  -------------
      Total Assets ......................         $ 214,936,331
                                                  =============
Liabilities And Stockholders' Equity
Interest Bearing Deposits:
    Interest Bearing Demand Deposits ....         $  79,774,260          $ 3,049,822            3.82%
    Savings .............................            11,203,097              277,922            2.48%
    Certificates of Deposit .............            66,555,932            3,427,510            5.15%
                                                  -------------          -----------
      Total Interest Bearing Deposits ...           157,533,289            6,755,254            4.29%
Other Borrowings ........................            15,947,833              647,782            4.06%
                                                  -------------          -----------
      Total Interest Bearing Liabilities            173,481,122          $ 7,403,036            4.27%
                                                  =============
Non-interest Bearing Deposits ...........            21,933,255
Other Liabilities .......................             1,559,830
Stockholders' Equity ....................            17,962,124
                                                  -------------
      Total Liabilities And Stockholders'
         Equity .........................         $ 214,936,331
                                                  =============

                AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS


Net Interest Income -
    Tax Equivalent Basis ................         $   9,391,233
    Tax Equivalent Adjustment ...........              (123,041)
                                                  -------------
   Net Interest Income ..................         $   9,268,192
                                                  =============
Interest Income and Rate Earned .........         $  16,794,269                8.33%
Interest Expense and Rate Paid ..........             7,403,036                4.27%
                                                  -------------          -----------
Interest Rate Spread ....................                                      4.06%
                                                  =============
Net interest income and net yield on
average earning assets ..................         $   9,391,233                4.66%
                                                  =============          ===========

                                                                           1996
                                                 ----------------------------------------------------
                                                                           Income/             Yield/
ASSETS                                           Average Balance           Expense              Rate
------                                           ---------------           -------              ----

Loans (1) (2) ...........................         $ 130,637,173          $12,336,854            9.44%
                                                  -------------          -----------
Investment Securities:
    U. S. Government and Other ..........            46,210,934            2,617,004            5.66%
    State and Municipal (3) .............             4,025,673              351,095            8.72%
    Other Securities ....................               907,042               53,768            5.93%
                                                  -------------          -----------
Total Investment Securities .............            51,143,649            3,021,867            5.90%
Federal Funds Sold ......................             7,867,210              406,894            5.17%
Time Deposits ...........................               547,841               38,425            7.01%
                                                  -------------          -----------
Total Earning Assets ....................           190,195,873          $ 5,804,040            8.31%
                                                  =============
Allowance for Loan Losses ...............            (1,590,744)
Cash and Due from Banks .................             6,808,281
Bank Premises and Equipment .............             2,784,454
Market Value Adjustment - Investments ...               (60,061)
Other Assets ............................             5,600,609
                                                  -------------
 Total Assets ...........................         $ 203,738,412
                                                  =============
Liabilities And Stockholders' Equity
Interest Bearing Deposits:
    Interest Bearing Demand Deposits ....         $  76,327,557          $ 2,879,027            3.77%
    Savings .............................            11,866,057              299,077            2.52%
    Certificates of Deposit .............            65,813,116            3,352,860            5.09%
                                                  -------------          -----------
Total Interest Bearing Deposits .........           154,006,730            6,530,964            4.24%
Other Borrowings ........................            10,944,299              373,008            3.41%
                                                  -------------          -----------
Total Interest Bearing Liabilities ......           164,951,029          $ 6,903,972            4.19%
                                                  =============
Non-interest Bearing Deposits ...........            20,932,669
Other Liabilities .......................             1,442,504
Stockholders' Equity ....................            16,412,210
Total Liabilities And Stockholders' Equity        $ 203,738,412
                                                  =============
Net Interest Income......................           $ 8,900,068

    Tax Equivalent Basis ................              (119,372)
    Tax Equivalent Adjustment............
                                                  -------------
Net Interest Income .....................         $   8,780,696
                                                  =============
Interest Income and Rate Earned .........         $  15,804,040                8.31%
Interest Expense and Rate Paid ..........             6,903,972                4.19%
                                                  -------------          -----------
Interest Rate Spread ....................                                      4.12%
                                                  =============
Net Interest Income and Net Yield on
Average Earning Assets ..................         $   8,900,068                4.67%
                                                  =============          ===========

                                                                           1995
                                                 ----------------------------------------------------
                                                                           Income/             Yield/
ASSETS                                           Average Balance           Expense              Rate
------                                           ---------------           -------              ----

Loans (1) (2) ...........................         $ 113,729,061          $10,987,315            9.66%
                                                  -------------          -----------
Investment Securities:
    U. S. Government and Other ..........            50,886,807            2,990,707            5.88%
    State and Municipal (3) .............             2,746,504              241,720            8.80%
    Other Securities ....................               841,010               54,827            6.52%
                                                  -------------          -----------
      Total Investment Securities .......            54,474,321            3,287,254            6.03%
Federal Funds Sold ......................             6,718,178              391,352            5.83%
Time Deposits ...........................               383,125               38,274            9.99%
                                                  -------------          -----------
      Total Earning Assets ..............           175,304,685          $14,704,195            8.39%
                                                  =============
Allowance for Loan Losses ...............            (1,716,222)
Cash and Due from Banks .................             6,766,234
Bank Premises and Equipment .............             2,573,162
Market Value Adjustment - Investments ...              (445,454)
Other Assets ............................             4,763,441
      Total Assets ......................         $ 187,245,846
                                                  =============
Liabilities and Stockholders' Equity
Interest Bearing Deposits:
    Interest Bearing Demand Deposits ....         $  71,352,976          $ 2,780,065            3.90%
    Savings .............................            12,274,310              341,931            2.79%
    Certificates of Deposit .............            60,283,289            3,000,899            4.98%
                                                  -------------          -----------
      Total Interest Bearing Deposits ...           143,910,575            6,122,895            4.25%
Other Borrowings ........................             7,093,189              239,547            3.38%
                                                  -------------          -----------
      Total Interest Bearing Liabilities            151,003,764          $ 6,362,442            4.21%
                                                  =============
Non-interest Bearing Deposits ...........            20,161,526
Other Liabilities .......................             1,508,526
Stockholders' Equity ....................            14,572,030
                                                  -------------
       Total Liabilities And Stockholders'
       Equity                                     $ 187,245,846
                                                  =============

Net Interest Income -
    Tax Equivalent Basis ................         $   8,341,753
    Tax Equivalent Adjustment ...........               (82,185)
                                                  -------------

Net Interest Income .....................         $   8,259,568
                                                  =============
Interest Income and Rate Earned .........         $  14,704,195                8.39%
Interest Expense and Rate Paid ..........             6,362,442                4.21%
                                                  -------------          -----------
Interest Rate Spread ....................                                      4.18%
Net Interest Income And Net Yield On                                     ===========
Average Earning Assets ..................         $   8,341,753                4.76%
                                                  =============

(1)  Nonaccrual loans are included in average balances for yield computations
(2) Includes loan fees and late charges in both interest income and yield computations
(3)  Tax equivalent basis - 34% rate for 1997, 1996 and 1995

PROVISION FOR LOAN LOSSES

         Provision for loan losses was $420 thousand for 1997, an increase of $100 thousand from the provision for loan losses of $320 thousand for 1996. Net charge offs were $374 thousand for 1997 as compared to $241 thousand for 1996. As a percentage of average loans, net charge offs (recoveries) were .28% in 1997 and .18% in 1996. Gross charge offs were .48% in 1997 and .41% in 1996. Recoveries as a percentage of gross charge offs were 41.5% in 1997 and 55.3% in 1996.

         The provision for loan losses in 1995 was $140 thousand. In 1995, net recoveries were $54 thousand, or (.05)% of average loans. Gross charge offs were
 .21% of average loans and recoveries were 122.7% of gross charge offs. More specifics can be found in the sections entitled Allowance for Loan Losses and Nonperforming Assets.

OTHER INCOME

         Other income for 1997 was $2.9 million, compared to $2.7 million in 1996. Exclusive of securities transactions other income increased $156 thousand.

         Service charges on deposit accounts were $1.135 million for 1997, an increase of $61 thousand or 5.7% over 1996. Service charges on deposit accounts were $1.074 million in 1996. The primary reason for the increase in 1997 was a $77 thousand increase in nonsufficient funds charges on deposit accounts.

         Fees for other customer services were $838 thousand for 1997, a decrease of $12 thousand or 1.4% over 1996. Fees for other customer services were $850 thousand in 1996. Included in fees for other customer services are ATM charges, release fees on mortgage loans sold, fees for originating credit life insurance for underwriters and Visa/Mastercard handling charges for merchants. One reason for the decrease in 1997, was fewer commissions, approximately $17 thousand, earned on credit life policies written for the Bank's loans. ATM related charges increased $5 thousand from 1996 to 1997.

         Trust fees increased $78 thousand or 18.8% from 1996 largely due to growth in the number of accounts managed by the trust department since 1996 and asset value of the related trust accounts. The trust department of the Bank provides asset management services for its trust customers. The trust department has over $67,000,000 in assets under its administration.

         Net investment securities gains increased other income by $19 thousand for 1997, compared to a net loss on investment securities of $50 thousand in 1996. Transactions for both years, though small in the number of transactions, were mainly to reposition the Bank's portfolio for the possibility of a changing investment environment and the growth experienced in the loan portfolio.

         Other operating income for 1997 was $414 thousand compared to the 1996 total of $386 thousand. Included in other operating income are fees earned for providing computer services to other banks, bank premises rental, safe deposit box rentals and other operating fees associated with the daily operations of the Bank. The primary factor contributing to the increase of $28 thousand for 1997 was an increase of $16 thousand in sale of other real estate, an increase of $23 thousand in alternative investment fee income and an increase of $7 thousand in rentals of bank premises. Areas that noted declines were data processing fee income of $12 thousand and check sales of $12 thousand.

OTHER EXPENSES

         Other expenses totaled $7.2 million in 1997, a 1.4% increase over the 1996 total of $7.1 million. Salary and employee benefits increased $24 thousand or .64%, to $3.8 million for 1997 when compared to $3.7 million for 1996. This increase is due to the effects of employee and management raises for 1997.

         Net occupancy expense was $514 thousand for 1997, versus $551 thousand for 1996, a decrease of $37 thousand or 6.7%. The main factor contributing to this decrease was a $25 thousand decline in utilities costs.

         Equipment expense totaled $567 thousand for 1997 as compared to $561 thousand in 1996. This $6 thousand or 1% increase is mainly attributed to increased costs of outside equipment rentals amounting to $20 thousand in 1997 with a resulting decrease in repairs and maintenance of equipment of $14 thousand.

         Other operating expenses totaled $2.345 million for 1997 compared to $2.238 for 1996, an increase of $107 thousand or 5%. For further analysis of other operating expense see Note L.

APPLICABLE INCOME TAXES

         Applicable income taxes for 1997, 1996 and 1995 were $1.5 million, $1.4 million and $1.1 million, respectively, producing an effective tax rate of 33.5%, 34.3%, and 33.7%, respectively. The Company's effective income tax expense as a percentage of pretax income is different from statutory rates (34% Federal and 5% State) because of tax-exempt income and the related nondeductible interest expense. A portion of the Bank's interest income is from investments in state and municipal bonds and is generally exempt from federal and state income taxes.

LIQUIDITY

         Liquidity management is the process of ensuring that the Bank's asset and liability structure is the proper mix to meet the withdrawals of its' depositors, and to fund loan commitments and other funding requirements. Management's primary source of funds is the Bank's core deposit base. At December 31, 1997, the average core deposits were approximately $174 million or 89% of total average deposits and 81% of total average assets. For a comparison with prior period year ends, see the table entitled Average Deposit Structure. Other sources of liquidity are maturities in the investment portfolio and loan maturities and repayments. Management continually evaluates the maturities and mix of its earning assets and interest-bearing liabilities to monitor its ability to meet current and future obligations and to achieve maximum net interest income. Due to the stability of the core deposit base as noted above and the maturities of the investment portfolio, management does not anticipate any difficulties in meeting the needs of its depositors nor in funding future loan commitments.

INTEREST RATE RISK

         The primary assets of banks are portfolios of investment securities and loans, while liabilities are primarily composed of interest bearing deposits and borrowed funds. Assets and liabilities have varying maturities and the associated rates may be fixed or variable. Asset/liability management techniques are used to maintain appropriate levels and relationships between rate-sensitive assets and liabilities to maximize overall returns to the extent possible, while minimizing the risk of loss associated with significant, often unforeseen, shifts in overall interest rates.

         Management utilizes computerized interest rate simulation analysis as its primary measure of interest rate sensitivity. Management's analysis indicates that the Bank is liability sensitive for the first three months and over five years. A liability sensitive company will generally benefit from a falling interest rate environment as the cost of interest bearing liabilities falls faster than the yields on interest bearing assets, thus creating a widening of the net interest margin. An asset sensitive company will benefit from a rising interest rate environment as the yields on earning assets rise faster than costs of interest bearing liabilities.

         A traditional measure of interest rate sensitivity is the difference between the volumes of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons. These differences are known as interest sensitivity gaps; immediate to three months, four to twelve months, one to five years, over five years, and on a cumulative basis. The following table shows interest sensitivity gaps as of December 31, 1997.

                                                   91-365      1 Year-5        Over 5          Non-
                                   0-90 Days        Days        Years           Years        Sensitive        Total
                                   ---------      --------     ---------      --------       ---------       --------
Assets
    Securities................      $ 16,731      $ 23,485      $ 24,870      $  3,066      $      --        $ 68,152
    Loans, Net of Unearned
      Income..................        49,444        30,723        52,351         3,720             --         136,238
    Federal Funds Sold........         3,474            --            --            --             --           3,474
    Other Assets..............            --            --            --            --         16,135          16,135
                                    --------      --------      --------      --------      ---------        --------
             Total Assets.....      $ 69,649      $ 54,208      $ 77,221      $  6,786      $  16,135        $223,999
                                    ========      ========      ========      ========      =========        ========
Liabilities
    Interest Bearing
      Demand Deposits.........      $ 42,723      $  3,388      $ 25,501      $ 12,751      $      --        $ 84,363
    Savings Deposits..........         3,649            --         4,865         2,432             --          10,946
    Certificates of Deposit...        24,935        27,103        16,471         1,940             --          70,449
    Demand Deposits...........            --            --            --            --         25,378          25,378
    Other Liabilities.........         7,853            --            --         3,974          2,417          14,244
    Stockholders' Equity......            --            --            --            --         18,619          18,619
                                    --------      --------      --------      --------      ---------        --------
Total Liabilities and
Stockholders' Equity..........      $ 79,160      $ 30,491      $ 46,837      $ 21,097      $  46,414        $223,999
                                    ========      ========      ========      ========      =========        ========
Interest Rate
   Sensitivity Gap............      $ (9,511)     $ 23,717      $ 30,384      $(14,311)     $ (30,279)
Cumulative Interest...........
 Rate Sensitivity Gap.........      $ (9,511)     $ 14,206      $ 44,590      $ 30,279      $      --


         Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and liability remains the same, thus impacting net interest income. Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis report. These prepayments may have significant effects on the Bank's net interest margin. Because of these factors, an interest sensitivity gap report may not provide a complete assessment of exposure to changes in interest rates.

         Management also evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the appropriate mix and repricing characteristics of assets and liabilities required to produce an optimal net interest margin.

FINANCIAL INSTRUMENTS

         In the normal course of business the Bank enters into agreements which, for accounting purposes, are considered off-balance sheet activities. These agreements are loans and lines of credit commitments to customers to extend credit at specified rates, duration and purpose. The commitments adhere to normal lending policy, collateral requirements, and credit reviews. Available loan commitments at December 31, 1997, were $22 million and $24 million at December 31, 1996. The Bank has letters of credit of $2 million issued at December 31, 1997. Additionally, the Bank has deposit customers who have credit lines available to them through their deposit accounts. At December 31, 1997, the available portion of these credit lines was $540 thousand. These credit lines are immediately cancelable by the Bank. The credit lines provide a source of income to the Bank through service fees charged and interest earned on balances outstanding. The credit lines are reviewed regularly and do not pose a material credit risk to the Bank. To date the Bank does not have instruments outstanding that can be specifically described as a financial guarantee which guarantees the performance of a customer to a third party other than the standby letters of credit described above.

         The Bank began issuing credit cards during 1989. As of December 31, 1997 and 1996, the aggregate credit available was $6.5 million and $6.4 million, respectively. Applicants are reviewed through normal lending policies and credit reviews. The Bank is not a party to financial instruments defined as interest rate exchange agreements, financial futures, or financial options. Therefore, the Bank is not exposed to interest rate risk in excess of the amount recognized in the consolidated balance sheets as that risk may apply to interest rate exchange agreements, financial futures, or financial options.

LOANS

         An analysis of the loan portfolio at December 31, 1997, 1996, 1995, 1994, and 1993, is as follows:

                                       1997               1996              1995              1994             1993
                                    ------------      ------------       ------------     ------------      -----------
Commercial, industrial
    and agricultural.........       $105,413,674      $104,628,274       $100,461,319     $ 77,687,198      $67,288,411
Real estate - construction...          4,746,600         5,742,457          8,206,698        4,061,067        5,690,354
Real estate - mortgage.......          7,735,935         8,567,614          4,279,069        3,988,030        3,629,264
Installment..................         21,529,964        15,160,530         16,339,010       16,853,099       16,666,710
                                    ------------      ------------       ------------     ------------      -----------
                                    $139,426,173      $134,098,875       $129,286,096     $102,589,394      $93,274,739
                                    ============      ============       ============     ============      ===========

         Following is the detail of maturities and sensitivity of loans to changes in interest rates at December 31, 1997.

                                                                December 31, 1997 Loans to Mature
                                            ---------------------------------------------------------------------
                                             Less than            One to         Greater than
                                              One Year          Five Years        Five Years            Total
                                            -----------         -----------      ------------        ------------
Commercial.........................         $48,916,967         $50,888,633       $4,565,461         $104,371,061
Mortgage...........................           1,199,995           2,749,097        3,786,843            7,735,935
Installment........................           7,729,227          13,659,428          141,309           21,529,964
                                            -----------         -----------       ----------         ------------
Total..............................         $57,846,189         $67,297,158       $8,493,613         $133,636,960
                                            ===========         ===========       ==========         ============

                                               Loans Due After One Year at December 31, 1997
                                           ------------------------------------------------------
                                                     Interest Rates
                                           ---------------------------------
                                           Predetermined          Adjustable             Total
                                           -------------         -----------          -----------
Commercial.........................         $45,164,945          $ 9,839,149          $55,454,094
Mortgage...........................           3,874,923            2,661,017            6,535,940
Installment........................          13,800,737                   --           13,800,737
                                            -----------          -----------          -----------
Total..............................         $63,290,605          $12,500,165          $75,790,771
                                            ===========          ===========          ===========

         The Company has no foreign loans.

SECURITIES

         Following is the detail of maturities and weighted average yield for each maturity group at December 31, 1997.

                                                                                        December 31, 1997
                                                                                ---------------------------------
                                                                                Weighted
                                                                                 Average                  Book
                                                                                  Yield                  Value
                                                                                --------              -----------
U.S. Government Securities:
     Within 1 year......................................................          5.87%               $13,786,082
     After 1 year, but within 5 years...................................          6.02%                14,550,957
     After 5, but within 10 years.......................................          0.00%                        --
     After 10 years.....................................................          0.00%                        --
                                                                                  -----               -----------
         Total U.S. Government Securities...............................          5.94%               $28,337,039
                                                                                  =====               ===========
Securities of U.S. Government Agencies and Corporations:
     Within 1 year......................................................          5.38%               $19,399,922
     After 1 year, but within 5 years...................................          5.98%                 9,125,646
     After 5, but within 10 years.......................................          6.85%                 2,251,119
     After 10 years.....................................................          6.56%                 3,563,278
                                                                                  -----               -----------
         Total Securities of U.S. Government Agencies and Corporations..          5.75%               $34,339,965
                                                                                  =====               ===========
                                                                                Weighted
                                                                                 Average                  Book
                                                                                  Yield                  Value
                                                                                --------              -----------
Obligations of States and Political Subdivisions' pre tax yields:
     Within 1 year......................................................          6.19%               $ 1,338,023
     After 1 year, but within 5 years...................................          5.12%                 1,675,972
     After 5, but within 10 years.......................................          6.26%                 1,342,407
     After 10 years.....................................................          0.00%                        --
                                                                                  -----               -----------
         Total Obligations of States and Political Subdivisions.........          5.81%               $ 4,356,402
                                                                                  =====               ===========

Other Securities - Equity...............................................          5.83%               $   974,900
                                                                                  -----               -----------
         Total Other Securities.........................................          5.83%               $   974,900
                                                                                  =====               ===========

                  An analysis of the investment portfolio at December 31, 1997, 1996, and 1995, is as follows:

                                                                    1997               1996              1995
                                                                 -----------        -----------       -----------
U.S. Treasury and other U. S. Government agencies and
     corporations.........................................       $58,484,725        $27,960,431       $36,064,435
Mortgage-backed securities................................         4,192,279         10,368,222        12,696,096
States and political subdivisions.........................         4,356,402          3,584,093         2,952,694
Other securities..........................................           974,900            924,200           844,350
                                                                 -----------        -----------       -----------
                                                                 $68,008,306        $42,836,946       $52,557,575
                                                                 ===========        ===========       ===========

ALLOWANCE FOR LOAN LOSSES


         The allowance for loan losses was $1.592 million at year end 1997 or 1.14% of total loans outstanding. At year end 1996, the allowance for loan losses was $1.545 million or 1.15% of total loans outstanding. The allowance for loan losses account represents amounts available for possible future losses based on modeling and management's evaluation of the loan portfolio. To ascertain the potential losses in the portfolio, management reviews past due loans on a monthly basis. Additionally, the loan review function performs an ongoing review of the loan portfolio. Loans are reviewed for compliance to the Bank's lending policy and the borrower's current financial condition and ability to meet scheduled repayment terms. Based on these functions and management's knowledge of the Bank's borrowers, the allowance for loan losses in management's judgment, is adequate to absorb potential loan losses based on the current quality of the loan portfolio.

         Activity in Allowance for Loan Losses, below, presents an analysis of activity in the allowance for loan losses for the past five years.

                                                 1997           1996           1995           1994           1993
                                              ----------     ----------     ----------     ----------     ----------
Beginning balance.......................      $1,545,820     $1,466,840     $1,273,160     $1,232,880     $1,431,262
                                              ----------     ----------     ----------     ----------     ----------
Loans charged off
    Commercial, industrial and
       agricultural.....................         348,522        292,853         81,055        144,313        341,304
    Installment and others..............         290,022        237,048        155,555        206,966        219,271
    Mortgage............................              --          8,746             --             --             --
                                              ----------     ----------     ----------     ----------     ----------
    Total Charged off...................         638,544        538,647        236,610        351,279        560,575
                                              ----------     ----------     ----------     ----------     ----------
Loan Recoveries
    Commercial, industrial and
       agricultural.....................         135,308        161,605        198,617         75,307        108,837
    Installment and others..............         129,428        136,022         91,673        126,252        153,356
    Mortgage............................              --             --             --             --             --
                                              ----------     ----------     ----------     ----------     ----------
    Total Recoveries....................         264,736        297,627        290,290        201,559        262,193
                                              ----------     ----------     ----------     ----------     ----------
Net loans charged off...................         373,808        241,020        (53,680)       149,720        298,382
Provision charged to expense............         420,000        320,000        140,000        190,000        100,000
                                              ----------     ----------     ----------     ----------     ----------
Ending Balance..........................      $1,592,012     $1,545,820     $1,466,840     $1,273,160     $1,232,880
                                              ==========     ==========     ==========     ==========     ==========

NONPERFORMING ASSETS

         Nonperforming assets include nonaccrual and impaired loans and other real estate. Loans are considered for nonaccrual status when the principal or interest becomes 90 days past due or when there is uncertainty about the repayment of principal and interest in accordance with the terms of the loans. Nonaccrual loans at December 31, 1997, were $264 thousand and $1.1 million at December 31, 1996. Loans past due 90 days and still accruing at December 31, 1997 and 1996, were $565 thousand and $477 thousand, respectively. At December 31, 1997, nonaccrual loans were .18% of gross loans outstanding and 17% of the allowance for loan losses. At December 31, 1996, these ratios were .82% and 71%, respectively.

         The following table presents information on the amounts of nonperforming loans at December 31, 1997, 1996, 1995, 1994, and 1993:


                                             1997          1996          1995          1994         1993
                                           --------     ----------     --------      --------     --------
Nonaccrual.........................        $264,000     $1,100,000     $762,000      $668,000     $493,000
Accruing loans past due 90 days or
   more............................        $565,000     $  477,000     $181,000      $ 36,000     $184,000
Trouble debt restructurings........        $377,000     $  462,000     $228,000      $303,000     $     --

         In the process of reviewing the loan portfolio, management identifies certain potential problem loans which are not classified as impaired, nonaccrual, greater than 90 days delinquent, or restructured. Management does not feel that any of these potential problem loans are reasonably likely to have or will have a material effect on the Bank's liquidity, capital resources, or results of operations. Other real estate is properties held for sale acquired through foreclosure or negotiated settlements of debt. Other real estate increased $52 thousand during 1997. At December 31, 1997 and 1996, other real estate was $181 thousand and $129 thousand, respectively. Improvements in commercial real estate and general economic conditions allowed for a $55 thousand gain on disposition of previously foreclosed properties.

         As of December 31, 1997, the Bank knows of no additional loans, other than those identified above, that Management has serious doubts as to the ability of such borrowers to repay principal and interest.

REGULATORY MATTERS

         The Bank is subject to various capital requirements administered by the Federal Banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly discretionary - actions by regulators that, if undertaken, could have a material effect on the Bank's financial statements. Various regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios as set forth in the section entitled Capital Adequacy below.

         Management is unaware, based on recent regulatory examinations or otherwise, of any known trends, events or uncertainties which are reasonably likely to have or will have a material effect on the Company's liquidity, capital resources, or results of operations.

CAPITAL ADEQUACY

         The strength of a company is measured by the company's capital, earnings history, asset quality, and management. Capital can be increased by the retention of earnings and issuance of equity stock. Management feels the current trend of earnings and dividend distribution is sufficient to maintain its capital adequacy requirements.

         Some of the more significant ratios are as follows:

                                                   1997           1996          1995
                                                  ------         ------        ------
Return on assets.............................      1.40%          1.29%         1.18%
Return on average equity.....................     16.72%         16.00%        15.13%
Dividend payout..............................     47.00%         42.00%        45.00%
Equity to assets.............................      8.36%          8.06%         7.78%

         The Bank is required to maintain minimum amounts of capital to total risk-weighted assets, as defined by the regulators. The guidelines require total capital of 8.00%, half of which must be Tier 1 capital. The computation of risk-weighted ratios follow the transitional rule, which currently does not include the unrealized gain (loss) on securities available for sale in Tier 1 Capital.

         The leverage ratio consists of Tier 1 capital as a percentage of average total assets. The minimum leverage ratios for all banks and bank holding companies is 3.00%. This minimum ratio is dependent upon the strength of the individual bank or holding company and may be increased by regulatory authorities on a individual basis. The 3.00% minimum was established to make certain that all banks have a minimum capital level to support their assets, regardless of risk profile. The regulators have not yet established minimum leverage ratios for the Company. As shown in the table Capital Adequacy Ratios, the Bank's ratios for the reporting periods exceed regulatory minimums.

         The Company dividends are determined by its Board of Directors. The current policy is to maintain dividends at a level which ensures the Company and Bank are able to maintain adequate regulatory capital levels. The Company's primary source of funds is dividends received from the Bank. Under current dividend limitation regulations, the Bank is required to get regulatory approval prior to the payment of any dividends. The Company carries no debt; therefore, future liquidity needs are limited to the payment of any declared dividends.

                             Capital Adequacy Ratios
                                 (In Thousands)

                                                              December 31,
                                                       --------------------------
                                                        1997               1996
                                                       -------            -------
Tier 1 Capital..................................       $16,776            $15,688
Total Capital...................................       $18,368            $17,234

Risk Weighted Ratios:
     Tier 1 Capital.............................        11.54%             11.20%
     Total Capital..............................        12.64%             12.31%
     Leverage Ratio.............................         7.45%              7.70%

PRINCIPAL OCCUPATION OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS

         This information is included elsewhere in this report in conjunction with listings of directors and officers.

PRINCIPAL MARKETS AND PRICES OF THE COMPANY'S STOCK

         The Company had 538 stockholders as of December 31, 1997. The Registrant's common stock is not actively traded and management knows of no market quotations by securities dealers. While a moderate amount of trading in the Registrant's common stock has taken place since issuance of its shares in 1982, the Registrant does not believe that prices asked for the common stock are necessarily representative of the prices that would be quoted in an active trading market.

         Cash dividends declared by the Registrant in 1997 and 1996 are presented below.

                                                                   Dividends
        Period 1996                                                per Share
        -----------                                                ---------
        First Quarter..........................................       .23
        Second Quarter.........................................       .26
        Third Quarter..........................................       .26
        Fourth Quarter.........................................       .74

                                                                   Dividends
         Period 1997                                               per Share
         -----------                                               ---------
         First Quarter.........................................       .26
         Second Quarter........................................       .30
         Third Quarter.........................................       .30
         Fourth Quarter........................................      1.05

         Federal and State law applicable to banks generally restricts the amount of cash dividends that a bank may pay. See "Capital Adequacy" portion of the Management's Discussion and Analysis.

SEC FORM 10-KSB

         A copy of the annual report on Form 10-KSB, to be filed with the Securities and Exchange Commission, may be obtained without charge by directing a written request to:

                  Arthur R. Bardwell
                  Comptroller
                  P. O. Box 871
                  Vicksburg, MS  39181

                  MERCHANTS CAPITAL CORPORATION AND SUBSIDIARY

MERCHANTS CAPITAL CORPORATION OFFICERS

Howell N. Gage                            Joel H. Horton                           James R. Wilkerson, Jr.
    Chairman of the Board and Chief          President and Chief Operating             Secretary
       Executive Officer                        Officer


MERCHANTS BANK OFFICERS

Howell N. Gage                       Janet D. Ward                    Patricia M. Sigrest            Donna Griffing
   Chairman of the Board and           Senior Vice President             Vice President                 Marketing Officer
     Chief Executive Officer
                                     W. David Blackledge              Chad C. Sonnek                 Pamela Ann James
Joel H. Horton                         Vice President                    Vice President                 Human Resources Officer
   President and Chief
     Operating Officer                                                Arthur R. Bardwell             Sheila Chaney
                                     John R. Byram                       Comptroller                    Administrative Officer
James R. Wilkerson, Jr.                Vice President
   Executive Vice President and                                       Edna C. Campbell               Helen Hearn
     Cashier                         Sandra M. Crevitt                   Assistant Vice President       Administrative Officer
                                       Vice President                    Account Services Officer
Lester L. Bellah                         Electronic Banking Officer                                  Ana Ruiz
   Senior Vice President                                              James A. Cathey                   Administrative Officer
                                     Glenn Driskell                      Assistant Vice President
James A. Cook                          Vice President                    Loan Officer                Rita K. Jones
   Senior Vice President                                                                                Trust Officer
                                     Don C. Horton                    Dianne Olin
Thomas T. Duren                         Vice President                   Assistant Vice President    Linda H. Rowland
   Senior Vice President                                                 Collections Officer            Operations Officer
                                     Elsie T. McGehee
Armand P. Guizerix                     Vice President                 Robbie B. Ricks                Wallace R. Gay
   Senior Vice President                                                 Assistant Vice President       Compliance Auditor
                                     H. Don Morton
Charles E. Hudson II                   Vice President                 John D. Shivers                Debra Kette
   Senior Vice President                                                 Assistant Vice President       Banking Officer
                                                                         Loan Officer



MERCHANTS CAPITAL CORPORATION/MERCHANTS BANK

Board of Directors and Advisory Board

J.E. Blackburn, Jr.+         Joel H. Hill, Jr.*          Martin S. Lewis+                Landman Teller, Jr.+
   Owner/President              Hill Farms                  Executive Vice President        Attorney
   Blackburn Motor Company                                  Anderson-Tully Co.              Teller, Martin, Chaney
                             Dr. W.B. Hopson, Jr.+                                             and Hassell
Rodney E. Bounds+               Surgeon                  Robert McConnell+
   Vicksburg City Planner                                   Investor                     Ernest G. Thomas+
                             Joel H. Horton+                                                President/Owner
Michael J. Chaney+              President and Chief      Fannie Peeples*                    Ernest Thomas
   President, Chaney Oil           Operating Officer        Retired                            Associates Realty
      Company                   Merchants Bank
   President/CEO                                         Fred G. Peyton+                 James R. Wilkerson, Jr.+
                             Charles D. Hudspeth*           Owner/President                 Executive Vice President
Clyde R. Donnell*               Vice President              Peyton Distributing                and Cashier
   Retired                      C&H Knit Products              Company                      Merchants Bank

Howell N. Gage+              Wendell H. Johnson*         Robert E. Pickett+              R.C.Wilkerson III+
   Chairman of the Board        Bear Kelso Plantation,      Superintendent                  Executive
   Chief Executive                 Inc.                     Vicksburg Warren                R.C. Wilkerson, Jones &
   Merchants Bank                                              School District                 Co.
                             C. Hays Latham+
                                Owner and President      Dr. Glenn Taylor*
                                L&H Investments, Inc.       Orthodontist


LEGAL COUNSEL                                                  AUDITORS
Teller, Martin, Chaney and Hassell                             May and Company
   Post Office Box 789, Vicksburg, MS  39180                      Post Office Box 821568, Vicksburg, MS  39180

+ Member Merchants Capital Corporation and Merchants Bank      * Member Advisory Board - Merchants Bank